EXHIBIT 15
                  Letter from Independent Accountants Regarding
                     Unaudited Interim Financial Information



April 10, 2000
Photo Control Corporation
Minneapolis, Minnesota



We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Photo Control Corporation for the period ended March 31, 2000 as indicated in our report dated April 10, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated by reference in Registration Statement No.2-85849 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Virchow, Krause & Company, LLP

Virchow, Krause & Company, LLP
Minneapolis, Minnesota


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